UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2012

CELLYNX GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-27147	95-4705831
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1218 Third Avenue, Suite 505 Seattle, Washington 98101
(Address of principal executive offices)

(877) 723-7255

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02 (b) Departure of Director

Mr. Norm Collins Sr., who has served as a Director on the Cellynx Group, Inc., Board of Directors since July 2008, and as the Chairman of the Board since July 2010, has recently passed away. As a result, the Company held a Board of Directors meeting on October 13, 2012 to formally end Mr. Collins term of service with the Company. At that date, in addition to his Directorship, Mr. Collins acted as the interim Chief Executive Officer for the Company as well as the Chief Financial Officer. Further, Mr. Collins served on a committee of the Board of Directors, to search for a new CEO for the Company. On October 17, 2012, the Company issued a press release announcing the fact that Mr. Norm Collins Sr. had passed away, and the loss of Mr. Collins as a valued director and officer of Cellynx Group, Inc.

5.02 (c) Appointment of Certain Officers

On October 13, 2012 the Board of Directors of Cellynx Group, Inc. appointed Mr. Dwayne Yaretz as the Chief Executive Officer as well as the Chief Financial Officer for the Company. Mr. Yaretz has been a Director of Cellynx Group, Inc. since December 19, 2009. Mr. Yaretz has also been a member of a Committee set up July 15, 2010, to search for a Chief Executive Officer for the Company.

The compensation arrangements for Mr. Yaretz are comprised of a monthly fee of $10,000 per month, with such compensation to be deferred until such time as the Company has adequate working capital to pay the fees accrued to Mr. Yaretz.

Mr. Yaretz is a seasoned entrepreneur with more than 25 years experience in corporate leadership. Mr. Yaretz has acted for several publicly traded companies in various capacities including President and CEO, Corporate Secretary and Chief Financial Officer and is experienced in mergers and acquisitions as well as the financing of numerous ventures, both private and public. Mr. Yaretz has structured both Initial Public Offerings and Reverse Takeovers in various business sectors, including technology and manufacturing.

Mr. Yaretz has also served on various Boards of Directors, including technology companies involved in state-of-the-art thermal and infrared imaging cameras deployed in the security and industrial sectors. Most recently, Mr. Yaretz acted as President, CEO and Director or Pakit Inc, a Canadian and Swedish technology company and leading designer, developer and supplier of cellulose fiber moulding equipment to the packaging industry. Currently, Mr. Yaretz is a Director or Benzai Capital Ltd, a Capital Pool Company listed on the TSX.V.

On April 5, 2011, Cellynx Group, Inc. entered into a Securities Purchase Agreement (the “SPA”) with Mr. Dwayne Yaretz (“Holder”), in connection with the purchase of a Convertible Promissory Note (the Note). This note was filed with the SEC on April 8, 2011, and can be accessed under the Cellynx Group, Inc. filings at www.sec.gov. Pursuant to the Note, the Company received the principal amount of $50,000. The Note bears interest at a rate of 8%, and was due on January 5, 2012. The note was not repaid on that date. Holder may convert principal and unpaid interest on the note into shares of the Company’s common stock, with the number of shares issuable determined by dividing the amount to be converted by the conversion price which is equal to 63% of the average of the three lowest trading prices of the Company’s common stock over the ten trading days prior to the date of the conversion. Holder is prohibited under the Note from converting amounts if principal and interest that would result in Holder receiving shares, which when combined with shares of the Company’s common stock held, would result in Holder owning more than 4.99% of the Company’s then-outstanding common stock. No registration rights were granted in connection with the purchase of the Note, and the shares of common stock, if any, issued upon conversion, will be restricted securities as defined pursuant to the terms of Rule 144.

Pursuant to the terms of the Note, while there remains any unpaid amounts owing on the Note, the Company may not incur additional debt without Holder’s approval except for (i) debt that was owed or committed as of the date of the SPA and of which the Company had informed Holder; (ii) indebtedness to trade creditors or financial institutions in the ordinary course of business; (c) debt which in the aggregate does not exceed $250,000; or (d) debt the proceeds of which are used to repay the Note. The Company had the right to pre-pay the Note during the first 180 days following the date of the Note by paying to Holder 150% of the then-outstanding principal amount and any accrued and unpaid interest, penalties, or other amounts owing, however these repayment provisions are expired.

The Company determined that the Note contained a beneficial conversion feature because the conversion rate was less than the share price at the date of issuance. At the current date, the beneficial conversion feature on the note is calculated to be $32,274, and may be converted into 290,758,861 shares or 16.6% equity interest in the Company. However, the conversion privilege restricts the conversion of shares, should such conversion result in holder owning greater than 4.99% of the Company’s common stock.

ITEM 7.01	Regulation FD Disclosure

On October 17, 2012, the Company issued a Press Release to announce the changes in management structure of the Company. A copy of the release is attached hereto as an exhibit.

Pursuant to Instruction B.2 of form 8-K, the Press Release filed with this Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLYNX GROUP, INC. (Registrant)

Date: October 17, 2012	By:	/s/ Dwayne Yaretz
Name: Dwayne Yaretz
Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press release dated October 17, 2012

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